Exhibit 99.1

Kodak announces conversion of $5 million of Convertible Notes

ROCHESTER, N.Y., September 30, 2020 – Eastman Kodak Company (the “Company”) announced today its election to mandatorily convert the remaining $5 million outstanding principal amount (the “Converted Notes”) of the Company’s 5.00% Secured Convertible Notes due 2021 (the “Notes”) into shares of the Company’s common stock, par value $.01 per share (“Common Stock”).  Of the $100 million original principal amount of the Notes, $95 million was converted at the option of the holders as of July 29, 2020.  The conversion of the Converted Notes will be effective on September 30, 2020 (the “Mandatory Conversion Date”).  Within five (5) trading days after the Mandatory Conversion Date, the Company is obligated to deliver an aggregate of 1,574,892 shares of Common Stock (equal to 314.9785 shares of Common Stock for each $1,000 principal amount of Notes) to the holder of the Converted Notes. The Company intends to pay the accrued interest on the Converted Notes in the form of cash, and interest will cease to accrue on the Converted Notes on and after the Mandatory Conversion Date.  As a result of the conversion of the Converted Notes, the lien granted by the Company on certain of its assets to secure the Notes will be released.

About Kodak

Kodak is a global technology company focused on print and advanced materials & chemicals. We provide industry-leading hardware, software, consumables and services primarily to customers in commercial print, packaging, publishing, manufacturing and entertainment. We are committed to environmental stewardship and ongoing leadership in developing sustainable solutions. Our broad portfolio of superior products, responsive support and world-class R&D make Kodak solutions a smart investment for customers looking to improve their profitability and drive growth. For additional information on Kodak, visit us at Kodak.com and engage with us on Twitter@Kodak and on LinkedIn at Kodak.

Media Contact:

Kurt Jaeckel, Kodak, +1 585-490-8646, kurt.jaeckel@kodak.com

Investor Contact:

Paul Dils, Kodak, +1 585-724-4053, shareholderservices@kodak.com